STOCK EXCHANGE AGREEMENT


                                AMONG

            AMERICAN URANIUM, INC., a Florida corporation


                                 AND


  THE HOLDERS OF ALL OF THE ISSUED AND OUTSTANDING CAPITAL STOCK OF

              VISUAL BIBLE, INC., a Florida corporation


                            July 24, 2000

                          TABLE OF CONTENTS


                                                                  Page

1.    Definitions. . . . . . . . . . . . . . . . . . . . . . . . .   1

2.    Exchange of American Uranium Shares for Visual Bible Shares.   4
      2.1   Basic Transaction. . . . . . . . . . . . . . . . . . .   4
      2.2   Exchange . . . . . . . . . . . . . . . . . . . . . . .   4
      2.3   The Closing. . . . . . . . . . . . . . . . . . . . . .   5
      2.4   Deliveries at the Closing. . . . . . . . . . . . . . .   5

3.    Due Diligence Review Period. . . . . . . . . . . . . . . . .   5
      3.1   Due Diligence Review . . . . . . . . . . . . . . . . .   5
      3.2   Termination. . . . . . . . . . . . . . . . . . . . . .   5

4.    Representations and Warranties Concerning the Transaction. .   5
      4.1   Representations and Warranties of the Shareholders . .   5
      4.2   Representations and Warranties of American Uranium . .   8
      4.3   Representations and Warranties Concerning Visual Bible
            and Its Subsidiaries . . . . . . . . . . . . . . . . .   8

5.    Pre-Closing Covenants. . . . . . . . . . . . . . . . . . . .  17
      5.1   General. . . . . . . . . . . . . . . . . . . . . . . .  17
      5.2   Notices and Consents . . . . . . . . . . . . . . . . .  17
      5.3   Operation of Business. . . . . . . . . . . . . . . . .  17
      5.4   Preservation of Business . . . . . . . . . . . . . . .  18
      5.5   Full Access. . . . . . . . . . . . . . . . . . . . . .  18
      5.6   Notice of Developments . . . . . . . . . . . . . . . .  18
      5.7   Exclusivity. . . . . . . . . . . . . . . . . . . . . .  18

6.    Post-Closing Covenants . . . . . . . . . . . . . . . . . . .  18
      6.1   General. . . . . . . . . . . . . . . . . . . . . . . .  18
      6.2   Litigation Support . . . . . . . . . . . . . . . . . .  18
      6.3   Confidentiality. . . . . . . . . . . . . . . . . . . .  19

7.    Conditions to Obligation to Close. . . . . . . . . . . . . .  19
      7.1   Conditions to Obligation of American Uranium . . . . .  19
      7.2   Conditions to Obligation of the Shareholders . . . . .  20

8.    Survival and Indemnification . . . . . . . . . . . . . . . .  20
      8.1   Survival of Representations and Warranties . . . . . .  20
      8.2   Indemnification Provisions for Benefit of American
            Uranium. . . . . . . . . . . . . . . . . . . . . . . .  21
      8.3   Indemnification Provisions for Benefit of the
            Shareholders . . . . . . . . . . . . . . . . . . . . .  21
      8.4   Matters Involving Third Parties. . . . . . . . . . . .  21
      8.5   Determination of Adverse Consequences. . . . . . . . .  22
      8.6   Other Indemnification Provisions . . . . . . . . . . .  22

9.    Termination. . . . . . . . . . . . . . . . . . . . . . . . .  23
      9.1   Termination of Agreement . . . . . . . . . . . . . . .  23
      9.2   Effect of Termination. . . . . . . . . . . . . . . . .  23

10.   Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . .  23
      10.1  Amendments and Waivers . . . . . . . . . . . . . . . .  23
      10.2  Construction . . . . . . . . . . . . . . . . . . . . .  24
      10.3  Counterparts . . . . . . . . . . . . . . . . . . . . .  24
      10.4  Entire Agreement . . . . . . . . . . . . . . . . . . .  24
      10.5  Expenses . . . . . . . . . . . . . . . . . . . . . . .  24
      10.6  Facsimile Execution. . . . . . . . . . . . . . . . . .  24
      10.7  Governing Law. . . . . . . . . . . . . . . . . . . . .  24
      10.8  Headings . . . . . . . . . . . . . . . . . . . . . . .  24
      10.9  Incorporation of Exhibits, Annexes, and Schedules. . .  24
      10.10 Nature of Certain Obligations. . . . . . . . . . . . .  24
      10.11 No Third-Party Beneficiaries . . . . . . . . . . . . .  25
      10.12 Notices. . . . . . . . . . . . . . . . . . . . . . . .  25
      10.13 Press Releases and Public Announcements. . . . . . . .  25
      10.14 Severability . . . . . . . . . . . . . . . . . . . . .  25
      10.15 Specific Performance . . . . . . . . . . . . . . . . .  26
      10.16 Submission to Jurisdiction . . . . . . . . . . . . . .  26
      10.17 Succession and Assignment. . . . . . . . . . . . . . .  26

Exhibit 4.1       Shareholder Representations and Warranties
Exhibit 4.1(f)(2) American Uranium Shareholder Voting Agreement
Exhibit 4.2  American Uranium Representations and Warranties
Exhibit 4.3(      Disclosure Schedule

                       STOCK EXCHANGE AGREEMENT


 Stock Exchange Agreement (the "Agreement") entered into on July __________, 2000, by and among American Uranium, Inc., a Florida corporation ("American Uranium") and the holders of all of the issued and outstanding capital stock (collectively, the "Shareholders") of Visual Bible, Inc., a Florida corporation ("Visual Bible"). American Uranium and the Shareholders are hereinafter referred to collectively as the "Parties."

 This Agreement contemplates a transaction in which American Uranium will exchange 12,750,001 of the $.001 par value common shares of American Uranium (the "American Uranium Shares") with Shareholders for all of the issued and outstanding $.0001 par value common stock of Visual Bible (the "Visual Bible Shares"), whereupon Visual Bible will become a wholly owned Subsidiary of American Uranium.

 Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

      1.    Definitions.

 "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

 "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

 "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

 "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504, or any similar group defined under a similar provision of state, local or foreign law.

      "American Uranium" has the meaning set forth in the preface above.

      "American Uranium Shares" has the meaning set forth in the preface above.

 "Applicable Rate" means the prime rate of interest announced from time to time by First Union National Bank per annum.

 "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

 "Closing" has the meaning set forth in Paragraph 2.3 below.

 "Closing Date" has the meaning set forth in Paragraph 2.3 below.

 "Code" means the Internal Revenue Code of 1986, as amended.

 "Confidential Information" means any information concerning the businesses and affairs of Visual Bible and its Subsidiaries that is not already generally available to the public.

 "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563.

 "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. Section1.1502-13.

 "Disclosure Schedule" has the meaning set forth in Paragraph 4.3( below.

 "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or
(d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

 "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Sec. 3(2).

 "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Sec. 3(1).

 "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

 "Excess Loss Account" has the meaning set forth in Treas. Reg.
Section1.1502-19.

 "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of
1986, as amended.

 "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

 "Financial Statement" has the meaning set forth in Paragraph 4.3(k) below.

 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

 "Indemnified Party" has the meaning set forth in Paragraph 8.4( below.

 "Indemnifying Party" has the meaning set forth in Paragraph 8.4( below.

 "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

 "Knowledge" means actual knowledge after reasonable investigation.

 "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

 "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

 "Most Recent Financial Statements" has the meaning set forth in Paragraph 4.3(k) below.

 "Most Recent Fiscal Month End" has the meaning set forth in Paragraph 4.3(k) below.

 "Most Recent Fiscal Year End" has the meaning set forth in Paragraph 4.3(k) below.

 "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

 "Party" has the meaning set forth in the preface above.

 "PBGC" means the Pension Benefit Guaranty Corporation.

 "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

 "Process Agent" has the meaning set forth in Paragraph 10.16% below.

 "Prohibited Transaction" has the meaning set forth in ERISA Sec.
406 and Code Sec. 4975.

 "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

 "Securities Act" means the Securities Act of 1933, as amended.

 "Securities Exchange Act" means the Securities Exchange Act of
1934, as amended.

 "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

 "Shareholders" has the meaning set forth in the preface above.

      "Visual Bible" has the meaning set forth in the preface above.

      "Visual Bible Shares" has the meaning set forth in the preface above.

 "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

 "Survey" has the meaning set forth in Paragraph ? below.

 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

 "Third Party Claim" has the meaning set forth in Paragraph 8.4( below.

      2.    Exchange of American Uranium Shares for Visual Bible
Shares.

       2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, American Uranium agrees to acquire from each of the Shareholders and each of the Shareholders agrees to transfer to American Uranium, such amount of the Visual Bible Shares owned by each such Shareholder for the number of American Uranium Shares specified below in this Paragraph 2".

       2.2 Exchange. American Uranium agrees, at the Closing, to deliver to each Shareholder one (1) American Uranium Share for each one (1) Visual Bible Share held by such Shareholder. The respective holdings of Visual Bible Shares by each Shareholder is as set forth in Paragraph 1 of Exhibit 4.1.

       2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Edward H. Gilbert, P.A. in Boca Raton, Florida, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as American Uranium and the Shareholders may mutually determine (the "Closing Date"); provided, however, that the Parties shall use their mutual best efforts to undertake the Closing within five (5) business days after expiration of the Due Diligence Review Period (as hereinafter defined).

       2.4  Deliveries at the Closing. At the Closing:

            (a) each Shareholder will deliver to American Uranium the various certificates, instruments, and documents referred to in Paragraph 7& below;

            (b) American Uranium will deliver to the Shareholders the various certificates, instruments, and documents referred to in Paragraph 7.2( below;

            (c) each Shareholders will deliver to American Uranium stock certificates representing all of such Shareholder's
      Visual Bible Shares, endorsed in blank or accompanied by duly executed assignment documents; and

            (d) American Uranium will deliver to each of the Shareholders, either the American Uranium Shares or an executed irrevocable instruction (the "Issuance Instruction") to the transfer agent of American Uranium (the "Transfer Agent") directing the Transfer Agent to issue the American Uranium Shares in accordance herewith.

      3.    Due Diligence Review Period.

       3.1 Due Diligence Review. American Uranium shall have a period of time (the "Due Diligence Review Period") commencing upon the date of execution hereof by the Parties hereto and ending at 5:00 P.M. five (5) business days thereafter (the "Due Diligence Review Period Expiration Date") to review such business, legal and accounting due diligence matters, in such manner as American Uranium may deem necessary or appropriate, associated with Visual Bible and its Subsidiaries and the Visual Bible Shares.

       3.2 Termination. American Uranium shall have the absolute right to terminate this Agreement, in the exercise of the sole and exclusive discretion of American Uranium, at any time prior to the expiration of the Due Diligence Review Period Expiration Date. If American Uranium elects to cancel this Agreement, American Uranium shall deliver written notice to Shareholders of such election prior to the Due Diligence Review Period Expiration Date, and thereupon, this Agreement shall terminate and the Parties hereto shall be released from any further obligation hereunder.

      4.    Representations and Warranties Concerning the Transaction.

       4.1  Representations and Warranties of the Shareholders.
Each of the Shareholders represents and warrants to American Uranium that the statements contained in this Paragraph 4.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Paragraph 4.1 ) with respect to such Shareholder, except as set forth in Exhibit 4.1 attached hereto.

            (a) Organization of Certain Shareholders. If the Shareholder is a corporation or other entity, the Shareholder is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

            (b) Authorization of Transaction. Each Shareholder has full power and authority (including, if the Shareholder is a corporation or other organization, full organizational power and authority) to execute and deliver this Agreement and to perform the obligations of Shareholder hereunder. This Agreement constitutes the valid and legally binding obligation of the Shareholder, enforceable in accordance with its terms and conditions. The Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Shareholder is subject or, if a Shareholder is an entity, any provision of its organizational documents, or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Shareholder is a party or by which any Shareholder is bound or to which any of the assets of such Shareholder is subject.

            (d) Brokers' Fees. No Shareholder has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which American Uranium could become liable or obligated.

            (e)   Investment.  Each Shareholder:

             (1) understands that the American Uranium Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, which depends upon, among other things, the accuracy of the required representations and warranties of Shareholders;

             (2) that there shall be imprinted on the face of each certificate representing the American Uranium Shares acquired by Shareholders the following legend:

       THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SECURITIES, OR AN OPINION OF THE ISSUER'S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

             (3) understands that the American Uranium Shares must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available, and Shareholders acknowledge that American Uranium shall have no obligation whatsoever to register the American Uranium Shares under that Act;

             (4) understands the provisions of Rule 144 (the "Rule") promulgated under the Act permit limited resale of securities purchased in a private transaction, subject to the satisfaction of certain conditions as set forth in the Rule;

             (5) is acquiring the American Uranium Shares solely for the account of such Shareholder for investment purposes, and not with a view to the distribution thereof;

             (6) is a sophisticated investor with knowledge and experience in business and financial matters;

             (7) has received certain information concerning American Uranium, including but not limited to the Form 10-KSB filed by American Uranium for the year ended December 31, 1999, the Notice of Annual Meeting and Proxy Statement filed by American Uranium for the meeting scheduled for June 19, 2000 and the Form 10-QSB filed by American Uranium for the quarter ended March 31, 2000 (all of which are incorporated herein by this reference), and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in acquiring and holding the American Uranium Shares;

             (8) is able to bear the economic risk and lack of liquidity inherent in holding the American Uranium Shares; and

             (9) is familiar with the requirements required to be designated as an Accredited Investor, and is such an Accredited Investor.

            (f)   Visual Bible Shares.

             (1) Each Shareholder holds of record and owns beneficially the number of Visual Bible Shares set forth next the name of such Shareholder on Exhibit 4.1 , free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. No Shareholder is a party to any option, warrant, purchase right, or other contract or commitment that could require the Shareholder to sell, transfer, or otherwise dispose of Visual Bible Share (other than this Agreement). The Visual Bible Shares held by the Shareholders represents all of the issued and outstanding capital stock of Visual Bible.

             (2) Each Shareholder is a party to a certain shareholder voting agreement dated March 2, 2000 and an irrevocable proxy associated therewith (collectively, the "Visual Bible Shareholder Voting Agreement"), with respect to the voting of any Visual Bible Share. Each Shareholder agrees that at the Closing each such Shareholder shall execute a shareholder voting agreement and irrevocable proxy associated therewith (collectively, the "American Uranium Shareholder Voting Agreement") in the form attached hereto as Exhibit 4.1(f)(2), ant that upon issuance of the American Uranium Shares, the ability of each such Shareholder to vote such American Uranium Shares will be restricted as set forth in the American Uranium Shareholder Voting Agreement.

       4.2 Representations and Warranties of American Uranium. American Uranium represents and warrants to the Shareholders that the statements contained in this Paragraph 4.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Paragraph 4.2), except as set forth in Exhibit 4.2 attached hereto.

            (a)   Organization of American Uranium.  American
      Uranium is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

            (b) Authorization of Transaction. American Uranium has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of American Uranium, enforceable in accordance with its terms and conditions. American Uranium need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which American Uranium is subject or any provision of its charter or bylaws or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which American Uranium is a party or by which it is bound or to which any of its assets is subject.

            (d) Brokers' Fees. American Uranium has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Shareholder could become liable or obligated.

            (e)   Investment.  American Uranium is not acquiring
      Visual Bible Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

       4.3 Representations and Warranties Concerning Visual Bible and Its Subsidiaries.

            (a) The Shareholders have caused John Hamilton, the chairman of the board of directors of Visual Bible (the "Visual Bible Responsible Party") to have provided, and American Uranium acknowledges having received, copies of the following:

             (1) that certain Amended and Restated Agreement in connection with the Purchase and Sale of Assets and Assignment of Rights (the "Asset Purchase Agreement") between Visual International (Pty) Ltd. ("Visual International") and Guardian Productions, LLC ("Guardian"), the predecessor by merger to Visual Bible, along with copies of all of the schedules, exhibits, and closing documents associated with the Asset Purchase Agreement (collectively, the "Asset Purchase Transaction Documents");

             (2) that certain Share Exchange Agreement (the "Visual Entertainment Agreement") between Visual Entertainment, Inc. ("Visual Entertainment") and Visual Bible, along with copies of all of the schedules, exhibits, and closing documents associated with the Visual Entertainment Agreement (collectively, the Visual Entertainment Transaction Documents"); and

             (3) that certain Agreement of Merger between Guardian and Visual Bible (the Visual Bible Guardian Merger Agreement"), along with copies of all of the schedules, exhibits, and closing documents associated with the Visual Bible Guardian Merger Agreement (collectively, the Visual Bible Guardian Transaction Documents");

            (b) The Asset Purchase Transaction Documents, the Visual Entertainment Transaction Documents and the Visual Bible Guardian Transaction Documents (collectively, the "Transaction Documents") are incorporated herein by this reference.

            (c) The Visual Bible Responsible Party represents and warrants to American Uranium that the Transaction Documents are complete as of the date of this Agreement and will be complete as of the Closing Date as though provided on the Closing Date.

            (d) American Uranium has had the opportunity to obtain such additional information as desired in order to evaluate the merits and the risks inherent in acquiring and holding the Visual Bible Shares.

            (e) The Visual Bible Responsible Party represents and warrants to American Uranium that the statements contained in this Paragraph 4.3( are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Paragraph 4.3() with respect to such Shareholder, except as set forth in Exhibit 4.3( (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the following lettered and numbered paragraphs contained in this Paragraph 4.3(.

            (f) Organization, Qualification, and Corporate Power. Each of Visual Bible and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Visual Bible and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of Visual Bible and its Subsidiaries has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Paragraph 4.3(f) of the Disclosure Schedule lists the directors and officers of each of Visual Bible and its Subsidiaries. None of Visual Bible and its Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

            (g) Capitalization. The entire authorized capital stock of Visual Bible consists of One Hundred Million (100,000,000) shares of capital stock of which Eighty Million (80,000,000) is designated as $.0001 par value common shares and of which Twenty Million (20,000,000), is designated as $.0001 par value preferred shares, and only the Visual Bible Shares are issued and outstanding. All of the issued and outstanding Visual Bible Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Shareholders as set forth in on
      Exhibit 4.1 . There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Visual Bible to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Visual Bible. Except for the Visual Bible Shareholder Voting Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Visual Bible.

            (h) Noncontravention. None of Visual Bible and its Subsidiaries, if any, must give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

             (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Visual Bible and its Subsidiaries, if any, is subject or any provision of the charter or bylaws of any of Visual Bible and its Subsidiaries; or

             (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Visual Bible and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

            (i)   Title to Assets.  Visual Bible and its
      Subsidiaries have good and marketable title to, or a valid leasehold interest in, their respective properties and assets, whether acquired as a result of the transactions (collectively, the "Transactions") undertaken pursuant to the Transaction Documents or otherwise, free and clear of all Security Interests, except as indicated in the Transaction Documents or in paragraph 4.3(i) of the Disclosure Schedule and except for properties and assets disposed of in the Ordinary Course of Business since the date of the conclusion of the Transactions.

            (j) Subsidiaries. All of the issued and outstanding shares of capital stock of each Subsidiary of Visual Bible have been duly authorized and are validly issued, fully paid, and nonassessable. Each of Visual Bible and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of Visual Bible, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require any of Visual Bible and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of Visual Bible to issue, sell, or otherwise cause to become outstanding any of its own capital stock.
      There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Visual Bible. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Visual Bible. None of Visual Bible and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of Visual Bible.

            (k) Financial Statements. Paragraph 4.3(k) of the Disclosure Schedule sets forth certain financial statements of Visual Bible (collectively the "Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Visual Bible and its Subsidiaries as of such dates and the results of operations of Visual Bible and its Subsidiaries for such periods, are correct and complete, and are consistent with the books and records of Visual Bible and its Subsidiaries (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Accordingly, the Financial Statements are as follows:

             (1) unaudited pro forma consolidated balance sheets and statements of income for the fiscal year ended December
      31, 1999 (the "Most Recent Fiscal Year End") for Visual Bible and its Subsidiaries; and

             (2) unaudited pro forma consolidated balance sheets and statements of income for the three months ended March 31, 2000 (the "Most Recent Fiscal Month End") for Visual Bible and its Subsidiaries.

            (l) Events Subsequent to Most Recent Fiscal Year End and Most Recent Fiscal Month End. Since the Most Recent Fiscal Year End and the Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of Visual Bible and its Subsidiaries.

            (m) Undisclosed Liabilities. None of Visual Bible and its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for :

             (1)  Liabilities set forth on the face of the Most
      Recent Balance Sheet (rather than in any notes thereto); and

             (2) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

            (n) Legal Compliance. Each of Visual Bible, its Subsidiaries and their respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

            (o)   Tax Matters.

             (1) Except as indicated in the Transaction Documents, each of Visual Bible and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of Visual Bible and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of Visual Bible and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of Visual Bible and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
       There are no Security Interests on any of the assets of any of Visual Bible and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

             (2) Each of Visual Bible and its Subsidiaries, if any, has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

             (3) No director or officer (or employee responsible for Tax matters) of any of Visual Bible and its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of Visual Bible and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of Visual Bible and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority.

             (4) None of Visual Bible and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

             (5) None of Visual Bible and its Subsidiaries has filed a consent under Code Sec. 341(f) concerning collapsible corporations. None of Visual Bible and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. None of Visual Bible and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii).
       None of Visual Bible and its Subsidiaries is a party to any
      Tax allocation or sharing agreement.  None of Visual Bible and its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Visual Bible) or, other than as may be associated with the Transactions, has any Liability for the Taxes of any Person (other than any of Visual Bible and its Subsidiaries) under Treas. Reg. Section1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (p)   Real Property.

             (1) Neither Visual Bible nor any of its Subsidiaries owns any real property.

             (2) The Transaction Documents list and describe briefly all real property leased or subleased to any of Visual Bible and its Subsidiaries, and provide correct and complete copies of the leases and subleases.

            (q)   Intellectual Property.

             (1) The Transaction Documents list and describe briefly the Intellectual Property owned or used, pursuant to license, sublicense, agreement, or permission, by Visual Bible and its Subsidiaries. Such Intellectual Property is sufficient for the operation of the businesses of Visual Bible and its Subsidiaries as presently conducted and as proposed to be conducted. Each item of Intellectual Property owned or used by any of Visual Bible and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by Visual Bible or the Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder. Each of Visual Bible and its Subsidiaries has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

             (2) Except as indicated in the Transaction Documents, none of Visual Bible and its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. To the Knowledge of the Visual Bible Responsible Party, except as indicated in the Transaction Documents, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of Visual Bible and its Subsidiaries.

             (3) The Transaction Documents list and describe briefly each patent or registration which has been issued to any of Visual Bible and its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of Visual Bible and its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which any of Visual Bible and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Transaction Documents also identify each trade name or unregistered trademark used by any of Visual Bible and its Subsidiaries in connection with any of their businesses. With respect to each item of Intellectual Property, unless otherwise indicated in the Transaction
      Documents:

                   (A) Visual Bible and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                   (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                   (C)  no action, suit, proceeding, hearing,
            investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                   (D) none of Visual Bible and its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

             (4) The Transaction Documents identify each item of Intellectual Property that any third party owns and that any of Visual Bible and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. With respect to each such item of Intellectual Property, unless otherwise indicated in the Transaction Documents:

                   (A)  the license, sublicense, agreement, or
            permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                   (B)  the license, sublicense, agreement, or
            permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

                   (C)  no party to the license, sublicense,
            agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                   (D)  no party to the license, sublicense,
            agreement, or permission has repudiated any provision thereof;

                   (E)  with respect to each sublicense, the
            representations and warranties set forth in subsections 4.3(q)(4)(A)- through 4.3(q)(4)(D)- above are true and correct with respect to the underlying license;

                   (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                   (G)  no action, suit, proceeding, hearing,
            investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                   (H) none of Visual Bible and its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                   (I)  to the Knowledge of the Visual Bible
            Responsible Party, will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted.

            (r)   Tangible Assets.  Visual Bible and its
      Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted.

            (s) Inventory. The inventory of Visual Bible and its Subsidiaries consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which, except as indicated in the Transaction Documents is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective.

            (t) Contracts. The Transaction Documents and paragraph 4.3(t) of the Disclosure, collectively, identify each material written agreement and provide a written summary setting forth the terms and conditions of each material oral agreement between Visual Bible and its Subsidiaries and any third party. With respect to each such agreement:

             (1)  the agreement is legal, valid, binding,
      enforceable, and in full force and effect;

             (2) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

             (3) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement;

             (4) no party has repudiated any provision of the agreement.

            (u) Notes and Accounts Receivable. All notes and accounts receivable of Visual Bible and its Subsidiaries are reflected properly on their books and records, are, except as indicated in the Transaction Documents, valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Visual Bible and its Subsidiaries.

            (v) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of Visual Bible and its Subsidiaries.

            (w)   Insurance.

             (1) The Transaction Documents set forth certain information regarding insurance policies for the benefit of Visual Bible and its Subsidiaries. With respect to each such insurance policy:

                   (A)  the policy is legal, valid, binding,
            enforceable, and in full force and effect;

                   (B) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                   (C)  neither any of Visual Bible and its
            Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and

                   (D) no party to the policy has repudiated any provision thereof.

            (x) Litigation. The Transaction Documents and paragraph 4.3(x) of the Disclosure Schedule sets forth information regarding any material litigation matters. Other than as indicated in the Transaction Documents and paragraph 4.3(x) of the Disclosure Schedule, the Visual Bible Responsible Party has no reason to believe that any action, suit, proceeding, hearing, or investigation may be brought or threatened against any of Visual Bible and its Subsidiaries.

            (y) Product Warranty. Each product manufactured, sold, leased, or delivered by any of Visual Bible and its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, and, except as indicated in the Transaction Documents, none of Visual Bible and its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Visual Bible and its Subsidiaries.

            (z) Product Liability. None of Visual Bible and its Subsidiaries, if any, has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of Visual Bible and its Subsidiaries.

            (aa) Employees. To the Knowledge of the Visual Bible Responsible Party other than as indicated in the Transaction Documents, no executive, key employee, or group of employees has any plans to terminate employment with any of Visual Bible and its Subsidiaries. None of Visual Bible and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of Visual Bible and its Subsidiaries has committed any unfair labor practice. The Visual Bible Responsible Party has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of Visual Bible and its Subsidiaries.

            (ab) Employee Benefits. The Transaction Documents and paragraph 4.3(ab)# of the Disclosure Schedule lists each Employee Benefit Plan that any of Visual Bible and its Subsidiaries maintains or to which any of Visual Bible and its Subsidiaries contributes. Each such Employee Benefit Plan complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

            (ac)  Guaranties.  Except as indicated in the
      Transaction Documents, none of Visual Bible and its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

            (ad)  Environment, Health, and Safety.

             (1) Each of Visual Bible, its Subsidiaries, if any, and their respective predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

             (2) None of Visual Bible and its Subsidiaries has any Liability (and none of Visual Bible, its Subsidiaries, and their respective predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of Visual Bible and its Subsidiaries giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

            (ae) Certain Business Relationships with Visual Bible and Its Subsidiaries. Except as indicated in the Transaction Documents or in paragraph 4.3(ae)+ of the Disclosure Schedule, none of the Shareholders and their Affiliates has been involved in any business arrangement or relationship with any of Visual Bible and its Subsidiaries within the past 12 months, and none of the Shareholders and their Affiliates owns any asset, tangible or intangible, which is used in the business of any of Visual Bible and its Subsidiaries.

            (af) Disclosure. The representations and warranties contained in this Paragraph 4.3( do not contain any untrue statement of a material] fact or omit to state any material fact necessary in order to make the statements and information contained in this Paragraph 4.3( not misleading.

      5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

       5.1 General. Each of the Parties will use such Parties' best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Paragraph 7& below).

       5.2 Notices and Consents. The Shareholders will cause each of Visual Bible and its Subsidiaries to give any notices to third parties, and will cause each of Visual Bible and its Subsidiaries to use its best efforts to obtain any third-party consents that American Uranium may reasonably request in connection with the transactions contemplated hereby.

       5.3 Operation of Business. The Shareholders will not cause or permit any of Visual Bible and its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Shareholders will not cause or permit any of Visual Bible and its Subsidiaries to declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock.

       5.4 Preservation of Business. The Shareholders will cause each of Visual Bible and its Subsidiaries to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

       5.5 Full Access. Each of the Shareholders will permit, and the Shareholders will cause each of Visual Bible and its Subsidiaries to permit, representatives of American Uranium to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Visual Bible and its Subsidiaries to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of Visual Bible and its Subsidiaries.

       5.6 Notice of Developments. The Shareholders will give prompt written notice to American Uranium of any material adverse development causing a breach of any of the representations and warranties concerning Visual Bible and its Subsidiaries in Paragraph 4.3(. Each Party will give prompt written notice to the other Parties of any material adverse development causing a breach of any of such Parties representations and warranties contained herein. No disclosure by any Party pursuant to this Paragraph 5.6, however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

       5.7  Exclusivity.   None of the Shareholders will (and none
of the Shareholders will vote their Visual Bible Shares in favor
of), nor will the Shareholders cause or permit any of Visual Bible and its Subsidiaries (and the Shareholders will notify American Uranium immediately if any Person makes any) of the following:

            (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, any of Visual Bible and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); or

            (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

      6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

       6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Paragraph 8 below). The Shareholders acknowledge and agree that from and after the Closing, American Uranium will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Visual Bible and its Subsidiaries.

       6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any transaction contemplated under this Agreement; or any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of Visual Bible and its Subsidiaries each of the other Parties will cooperate with such other Party or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Paragraph 8 below).

       6.3 Confidentiality. Each of the Shareholders will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to American Uranium or destroy, at the request and option of American Uranium, all tangible embodiments (and all copies) of the Confidential Information which are in such Parties' possession. In the event that any of the Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then such Shareholder will notify American Uranium promptly of the request or requirement so that American Uranium may seek an appropriate protective order or waive compliance with the provisions of this Paragraph 6.3. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Shareholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Shareholder shall use such Shareholder's reasonable best efforts to obtain, at the reasonable request of American Uranium, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as American Uranium shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

      7.    Conditions to Obligation to Close.

       7.1 Conditions to Obligation of American Uranium. The obligation of American Uranium to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, unless American Uranium waives any condition specified in this Paragraph 7.1 by executing a writing so stating at or prior to the Closing:

            (a) the representations and warranties set forth in Paragraphs 4.1 and 4.3( above shall be true and correct in all material respects at and as of the Closing Date;

            (b) the Shareholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

            (c) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of any of the transactions contemplated by this Agreement, cause any of the transactions contemplated by this Agreement to be rescinded following consummation, affect adversely the right of American Uranium to own Visual Bible Shares and to control Visual Bible and its Subsidiaries or affect adversely the right of any of Visual Bible and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and

            (d) the Shareholders shall have delivered to American Uranium a certificate to the effect that each of the conditions specified above in Paragraphs 7.1(a) through 7.1(c) is satisfied in all respects

            (e) all actions to be taken by the Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to American Uranium.

       7.2 Conditions to Obligation of the Shareholders. The obligation of the Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions, unless the Shareholders waive any condition specified in this Paragraph 7.2( by executing a writing so stating at or prior to the Closing:

            (a) the representations and warranties set forth in Paragraph 4.2 above shall be true and correct in all material respects at and as of the Closing Date;

            (b) American Uranium shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of any of the transactions contemplated by this Agreement or cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (d) American Uranium shall have delivered to the Shareholders a certificate to the effect that each of the conditions specified above in Paragraph 7.2(a)-7.2(c) is satisfied in all respects; and

            (e) American Uranium shall have received the resignations, effective as of the Closing, of each director and officer, and in substitution thereof shall, effective as of the Closing, appointed those directors and officers whom shall have specified in writing to American Uranium at least three (3) business days prior to the Closing.

            (f) all actions to be taken by American Uranium in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Shareholders.

      8.    Survival and Indemnification.

       8.1 Survival of Representations and Warranties. All of the representations and warranties of the Shareholders contained in this Agreement shall survive the Closing hereunder (even if American
Uranium knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one (1) year thereafter. All of the representations and warranties of the American Uranium contained in this Agreement shall not survive the Closing hereunder (even if Shareholders knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and shall be merged therein.

       8.2  Indemnification Provisions for Benefit of American Uranium.

            (a) In the event any of the Shareholders breaches (or in the event any third party alleges facts that, if true, would mean any of the Shareholders has breached) any of the representations, warranties, and covenants of such Shareholders contained herein, and, if there is an applicable survival period pursuant to Paragraph 8.1 above, provided that American Uranium makes a written claim for indemnification against any of the Shareholders pursuant to Paragraph 10.12 below within such survival period, then each such Shareholders shall indemnify American Uranium from and against the entirety of any Adverse Consequences American Uranium may suffer through and after the date of the claim for indemnification (including any Adverse Consequences American Uranium may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that the Shareholders shall not have any obligation to indemnify American Uranium from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Shareholders until American Uranium has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $500,000.00 aggregate threshold (at which point the Shareholders will be obligated to indemnify American Uranium from and against all such Adverse Consequences in excess of such threshold.

       8.3  Indemnification Provisions for Benefit of the
Shareholders. American Uranium shall not have any indemnification obligation in favor of Shareholders in the event American Uranium breaches (or in the event any third party alleges facts that, if true, would mean American Uranium has breached) any of its representations, warranties and covenants contained herein.

       8.4  Matters Involving Third Parties.

            (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Paragraph 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party; and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Paragraph 8.4(b) above:

             (1) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim;

             (2) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and

             (3) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

            (d)   In the event any of the conditions in Paragraph
      8.4(b) above is or becomes unsatisfied, however:

             (1) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith);

             (2) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses); and

             (3) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Paragraph 8.

       8.5 Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Paragraph 8.

       8.6 Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. Each of the Shareholders hereby agrees that such Shareholder will not make any claim for indemnification against any of Visual Bible and its Subsidiaries by reason of the fact that such Shareholder was a director, officer, employee, or agent of Visual Bible and its Subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by American Uranium against such Shareholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

      9.    Termination.

       9.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

            (a) American Uranium and the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (b) American Uranium may terminate this Agreement by giving written notice to the Shareholders at any time prior to the Closing:

             (1) in the event any of the Shareholders has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, American Uranium has notified the Shareholders of the breach, and the breach has continued without cure for a period of ten (10) business days after the notice of breach; or

             (2) if the Closing shall not have occurred on or before August 31, 2000, by reason of the failure of any condition precedent under Paragraph 7.1 hereof (unless the failure results primarily from American Uranium itself breaching any representation, warranty, or covenant contained in this Agreement); and

            (c) the Shareholders may terminate this Agreement by giving written notice to American Uranium at any time prior to the Closing:

             (1) in the event American Uranium has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Shareholders has notified American Uranium of the breach, and the breach has continued without cure for a period of ten (10) business days after the notice of breach; or

             (2) if the Closing shall not have occurred on or before August 31, 2000, by reason of the failure of any condition precedent under Paragraph 7.2( hereof (unless the failure results primarily from any of the Shareholders themselves breaching any representation, warranty, or covenant contained in this Agreement).

       9.2  Effect of Termination.  If any Party terminates this
Agreement pursuant to Paragraph 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      10.   Miscellaneous.

       10.1 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Uranium and the Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       10.2 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

       10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

       10.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

       10.5 Expenses. Each of the Parties will bear such their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. American Uranium acknowledges that Visual Bible and its Subsidiaries may bear all or a part of the Shareholders' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

       10.6 Facsimile Execution. Facsimile signatures on counterparts of this Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution, and this Agreement shall be deemed as executed upon transmission of an executed facsimile.

       10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

       10.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       10.9 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

       10.10 Nature of Certain Obligations.

            (a) The covenants of each of the Shareholders in Paragraph 2.1 above concerning the sale of such Shareholder's Visual Bible Shares to American Uranium and the representations and warranties of each of the Shareholders in Paragraph 4.1 above concerning the transaction are several obligations. Accordingly, the particular Shareholder making the representation, warranty, or covenant will be solely responsible to the extent provided in Paragraph 8 above for any Adverse Consequences American Uranium may suffer as a result of any breach thereof.

            (b) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. Accordingly, each Shareholder will be responsible to the extent provided in Paragraph 8 above for the entirety of any Adverse Consequences American Uranium may suffer as a result of any breach thereof.

       10.11 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

       10.12 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth below using registered or certified mail, return receipt requested, postage prepaid, personal delivery, recognized overnight delivery service, telecopy or electronic mail, and such notice, request, demand, claim, or other communication shall be deemed to have been duly given three (3) days after mailing if sent by registered or certified mail, on the day same is provided to the party undertaking personal delivery, provided that such party provides an acknowledgment of the delivery thereof at the address indicated thereon, on the day after same is provided to the recognized overnight delivery service, provided that such party provides an acknowledgment of the delivery thereof at the address indicated thereon and on the day same is transmitted by telecopy or electronic mail, provided that the party sending same obtains a written confirmation of the electronic delivery thereof. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth. The addresses of the Parties are as set forth below:

 If to the Shareholders:      To the Address listed on
                              Exhibit 4.1


 If to American Uranium:      121 Richmond Street West
                              7th Floor
                              Toronto, Ontario M5H 2L3 Canada

 If to Visual Bible:          5100 Town Center Circle
                              Suite 330
                              Boca Raton, Florida  33486

       10.13 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of American Uranium; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure). After the Closing, American Uranium shall may such press releases or public announcements as may be determined by American Uranium, in the exercise of the reasonable judgement of American Uranium.

       10.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       10.15 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions (without the necessity of posting a bond therefor) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Paragraph 10.16% below), in addition to any other remedy to which they may be entitled, at law or in equity.

       10.16 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Palm Beach County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Shareholder hereby appoints the Secretary of State of the State of Florida as such Shareholder's agent to receive on behalf of such Shareholder service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on any other Party by sending or delivering a copy of the process as follows (or in any other manner permitted by law or at equity):

            (a) to the Party to be served at the address and in the manner provided for the giving of notices in Paragraph
      10.12 above; or

            (b) to the Shareholder to be served in care of the Secretary of State of the State of Florida.

       10.17 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Parties' rights, interests, or obligations hereunder without the prior written approval of American Uranium and the Shareholders.

                    (Signatures appear next page)

 IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                             American Uranium, Inc.



                                             By: /s/Glen Akselrod
                                                    Glen Akselrod, President




                                             Visual Bible
                                             Responsible Party

                                             Visual Bible, Inc.



                                             By: /s/John Hamilton
                                             John Hamilton, Chairman
                                             of the Board of
                                             Directors